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                                                               Exhibit 21



                            LCNB CORP. SUBSIDIARIES


Lebanon Citizens National Bank, a national banking association headquartered in Lebanon, Ohio.


Dakin Insurance Agency, Inc., an independent insurance agency headquartered in Lebanon, Ohio.